Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

The following is a description of the capital stock of Endeavor Group Holdings, Inc. (the “Company,” “we,” “us,” and “our”) and certain provisions of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”), the Stockholders Agreement, dated as of April 28, 2021 (the “Stockholders Agreement”), by and among the Company and the stockholders party thereto, and the General Corporation Law of the State of Delaware (the “DGCL”). This description is summarized from, and qualified in its entirety by reference to, our Certificate of incorporation and Bylaws and the Stockholders Agreement, copies of which have been filed with the Securities and Exchange Commission (the “SEC”), and the applicable provisions of the DGCL. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in our Certificate of Incorporation, Bylaws and Stockholders Agreement, as applicable.

Our Certificate of Incorporation authorizes capital stock consisting of:

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5,000,000,000 shares of Class A common stock, par value $0.00001 per share;
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5,000,000,000 shares of Class B common stock, par value $0.00001 per share;
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5,000,000,000 shares of Class C common stock, par value $0.00001 per share;
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5,000,000,000 shares of Class X common stock, par value $0.00001 per share;
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1,000,000,000 shares of Class Y common stock, par value $0.00001 per share; and
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1,000,000,000 shares of preferred stock, par value $0.00001 per share.

As of December 31, 2021, the Company had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A common stock.

We have no shares of Class B common stock, Class C common stock or preferred stock issued and outstanding. The following summary describes the material provisions of our capital stock.

Common Stock

Voting

The holders of our Class A common stock, Class X common stock and Class Y common stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except as required by applicable law.

Holders of our Class A common stock and Class X common stock are entitled to one vote per share on all matters submitted to stockholders for their vote or approval. Holders of our Class Y common stock are entitled to 20 votes per share on all matters submitted to stockholders for their vote or approval. The Class B and Class C common stock is not entitled to vote (except as required by applicable law).

As a result of Ariel Emanuel and Patrick Whitesell, entities under the control of Messrs. Emanuel and Whitesell and the Silver Lake Equityholders control, as a group, combined voting power of more than a majority of our common stock as a result of their ownership of our Class X common stock and Class Y common stock and the Stockholders Agreement, Messrs. Emanuel and Whitesell, Executive Holdcos, and the Silver Lake Equityholders collectively control our business policies and affairs and can control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our Certificate of Incorporation and Bylaws, and the approval of any merger or sale of substantially all of our assets. Messrs. Emanuel and Whitesell, Executive Holdcos, and the Silver Lake Equityholders will continue to control the outcome of matters submitted to stockholders of the Company so long as they own Class Y common stock representing more

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than a majority of the total voting power of our issued and outstanding common stock, voting together as a single class. This concentration of ownership and voting power may also delay, defer or even prevent an acquisition by a third party or other change of control of our Company and may make some transactions more difficult or impossible without the support of Messrs. Emanuel and Whitesell, Executive Holdcos, and the Silver Lake Equityholders, even if such events are in the best interests of minority stockholders.

The Class B and Class C common stock are non-voting and are not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law. Delaware law would permit holders of Class B or Class C common stock to vote, with one vote per share, on a matter if we were to:

•	change the par value of the Class B or Class C common stock, as applicable; or

•

amend our Certificate of Incorporation to alter the powers, preferences, or special rights of the Class B or Class C common stock, as applicable, as a whole in a way that would adversely affect the holders of our Class B or Class C common stock.

As a result, in these limited instances, the holders of a majority of the Class B or Class C common stock could defeat any amendment to our Certificate of Incorporation. For example, if a proposed amendment of our Certificate of Incorporation provided for the Class B or Class C common stock to rank junior to the Class A common stock, Class X common stock or Class Y common stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the separate vote of the holders of Class B or Class C common stock, with each share of Class B or Class C common stock entitled to one vote per share. In this instance, the holders of a majority of Class B or Class C common stock could defeat that amendment to our Certificate of Incorporation.

Dividends

The holders of Class A common stock, Class B common stock and Class C common stock (collectively, the “Economic Rights Stock”) are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. Under our Certificate of Incorporation, dividends may not be declared or paid in respect of any of the Class A common stock, Class B common stock or the Class C common stock unless they are declared or paid in the same amount in respect of the other class of Economic Rights Stock. With respect to stock dividends, holders of Class A common stock must receive Class A common stock, holders of Class B common stock must receive Class B common stock and holders of Class C common stock must receive Class C common stock.

The holders of our Class X common stock and Class Y common stock do not have any right to receive dividends other than stock dividends consisting of shares of our Class X common stock, paid proportionally with respect to each outstanding share of our Class X common stock, and/or Class Y common stock, paid proportionally with respect to each outstanding share of our Class Y common stock.

Merger, Consolidation or Tender or Exchange Offer

The holders of Class Y common stock are not entitled to receive economic consideration for their shares in excess of that payable to the holders of Class X common stock in the event of a merger, consolidation or other business combination requiring the approval of our stockholders or a tender or exchange offer to acquire any shares of our common stock. However, in any such event involving consideration in the form of securities, the holders of Class Y common stock will be entitled to receive securities that have no more than 20 times the voting power of any securities distributed to the holders of Class X common stock. The holders of Class A common stock are not entitled to receive economic consideration for their shares in excess of that payable to the holders of the Class B common stock or Class C common stock. However, in any such event involving consideration in the form of securities, the holders of Class B common stock and Class C common stock will be deemed to have received the same consideration as the holders of Class A common stock.

Liquidation or Dissolution

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Upon our liquidation or dissolution, the holders of all classes of common stock are entitled to their respective par value, and the holders of our Class A common stock, Class B common stock and Class C common stock will then be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of our Class X common stock and Class Y common stock do not have any right to receive a distribution upon a liquidation or dissolution of our Company.

Conversion, Transferability and Exchange

Our Certificate of Incorporation provides that each share of our Class Y common stock automatically be cancelled/redeemed (a) upon any sale or other transfer of (i) the paired Endeavor Operating Company Unit (or the paired Class A common stock, in the case the Endeavor Operating Company Unit and paired share of Class X common stock is redeemed and converted, or in the case of other transfers of such shares of Class A common stock) in the case of affiliates of certain of our pre-IPO investors, including certain affiliates of Silver Lake, and (ii) those paired shares of Class A common stock, in the case of affiliates of certain other pre-IPO investors, in each case subject to certain limited exceptions, such as transfers to permitted transferees, or (b) upon a Triggering Event . Shares of our Class A common stock, Class C common stock, Class X common stock and Class Y common stock are not subject to any conversion right. Shares of our Class B common stock are automatically convertible into shares of Class A common stock immediately after the resale of such shares to an unaffiliated third party.

Subject to the terms of their respective limited liability company agreements, the members of Endeavor Operating Company (other than Endeavor Manager) and the members of Endeavor Manager (other than us) may from time to time cause Endeavor Operating Company or Endeavor Manager, as applicable, to redeem any or all of their vested Endeavor Operating Company Units (and paired shares of Class X common stock) or Endeavor Manager Units (and paired shares of Class X common stock), as applicable, in exchange for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by the Company. The holders of Endeavor Profits Units have the right from time to time, subject to certain restrictions, to cause Endeavor Operating Company to exchange their vested Endeavor Profits Units into a number of Endeavor Operating Company Units and corresponding paired shares of our Class X common stock and Class Y common stock.

Other Provisions

None of the Class A common stock, Class B common stock, Class C common stock, Class X common stock, or Class Y common stock has any pre-emptive or other subscription rights.

At such time as no Endeavor Operating Company Units and no Endeavor Manager Units remain exchangeable for shares of our Class A common stock, all outstanding shares of Class X common stock will be cancelled.

Preferred Stock

We are authorized to issue up to 1,000,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law and our Certificate of Incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences, and rights of the shares. Our board of directors is also authorized to designate any qualifications, limitations, or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our Class A common stock, Class B common stock, Class C common stock, Class X common stock, and Class Y common stock, which could have a negative impact on the market price of our Class A common stock.

Corporate Opportunity

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Our Certificate of Incorporation provides that, to the fullest extent permitted by law, the Company renounces any interest or expectancy in a transaction or matter that may be a corporate opportunity for Company and Messrs. Emanuel and Whitesell (other than in their capacity as officers and employees of the Company), Executive Holdcos, the Silver Lake Equityholders, or any of our non-employee directors have no duty to present such corporate opportunity to the Company and they may invest in competing businesses or do business with our clients or customers.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

The provisions of our Certificate of Incorporation and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of our Company unless such takeover or change in control is approved by our board of directors.

These provisions include:

Classified Board. Our Certificate of Incorporation provides that our board of directors be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our Certificate of Incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our governing body, which is initially the Executive Committee.

In addition, our Certificate of Incorporation provides that, other than directors elected by holders of preferred stock pursuant to the terms of such preferred stock and subject to obtaining any required stockholder votes or consents under the Stockholders Agreement, directors may only be removed with or without cause and by the affirmative vote of holders representing 66 2/3% of the total voting power of our issued and outstanding common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal.

Action by Written Consent; Special Meetings of Stockholders. Our Certificate of Incorporation provides that, following the Triggering Event, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Certificate of Incorporation and Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of the stockholders can only be called by the Executive Committee (or, if it does not then-exist, the board of directors), the chairman, vice chairman or executive chairman of the board of directors, or the chief executive officer, or, until the Triggering Event, by the Secretary at the request of holders representing a majority of the total voting power of our issued and outstanding common stock, voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedures. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to the board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the

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Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.

Super-Majority Approval Requirements. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. Our Certificate of Incorporation provides that, following the Triggering Event, the affirmative vote of holders representing 66 2/3% of the total voting power of our issued and outstanding common stock eligible to vote in the election of directors, voting together as a single class, be required to amend, alter, change, or repeal specified provisions of the Certificate of Incorporation, including those relating to the classified board of directors, actions by written consent of stockholders, calling of special meetings of stockholders, and amendment of our Certificate of Incorporation and Bylaws, among others. Our Certificate of Incorporation provides that, following the Triggering Event, the affirmative vote of the holders of 66 2/3% of the total voting power of the outstanding common stock entitled to vote in the election of directors be required for the stockholders to amend the Bylaws. This requirement of a super-majority vote to approve amendments to our Certificate of Incorporation and Bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger, or otherwise.

Business Combinations with Interested Stockholders. Our Certificate of Incorporation provides that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, our Certificate of Incorporation contains provisions that became operative following a Triggering Event and that have a similar effect to Section 203, except that they provide that Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders, their respective affiliates and successors and their direct and indirect transferees are not deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly are not be subject to such restrictions.

Choice of Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of fiduciary duty owed by any director (including any Director serving as a member of the Executive Committee), officer, agent, or other employee or stockholder of our company to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Our Certificate of Incorporation also provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and

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consented to the foregoing. By agreeing to this provision, however, stockholders are not deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Directors’ Liability; Indemnification of Directors and Officers

Our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we provide them with customary indemnification and advancement of expenses. We have entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Securities Exchange

Our Class A common stock is listed on the New York Stock Exchange under the symbol “EDR.”

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